Exhibit 99.1
Tecumseh Products Company Reports First Quarter 2013 Results

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Net sales for the first quarter of 2013 decreased 5.5% to $207.6 million. Excluding the decrease in sales due to the effect of changes in foreign currency translation of $8.1 million, net sales decreased by 1.8% compared to the first quarter of 2012, primarily due to net volume and mix decreases, partially offset by price increases.

•	Net loss for the quarter was $8.4 million, or $0.45 per share, and the operating loss was $5.4 million.

•	The Company plans to continue implementing initiatives to re-engineer its product lines, reduce costs and increase organizational efficiency and operational performance.

•	EBITDAR from continuing operations for the first quarter was $7.3 million compared to $4.9 million in the first quarter of 2012.

ANN ARBOR, Mich. – May 6, 2013 – Tecumseh Products Company (Nasdaq: TECUA, TECUB), a leading global manufacturer of compressors and related products, today reported an operating loss of $5.4 million and a net loss of $8.4 million, or $0.45 per share, on net sales of $207.6 million for the quarter ended March 31, 2013. This compares with an operating loss of $5.9 million and a net loss of $7.1 million, or $0.38 per share, on net sales of $219.6 million for 2012.

"With prolonged revenue weakness in the first quarter 2013, the company has reduced structural costs through restructuring actions", said Jim Connor, President and CEO. "We consolidated office space to reduce lease costs, we continued to reduce global headcount and on the product side we launched three new condensing lines in North America. We will take actions necessary to right size the company, with a goal to achieve profitability."
REVIEW OF OPERATIONS
Net sales in the first quarter of 2013 decreased $12.0 million, or 5.5%, versus the same period of 2012. Excluding the decrease in sales due to the effect of unfavorable changes in foreign currency translation of $8.1 million, net sales decreased by 1.8% compared to the first quarter of 2012, primarily due to net volume and mix decreases, partially offset by price increases.
Sales of compressors used in commercial refrigeration and aftermarket applications represented 57% of our total sales and decreased 8.5% compared to the first quarter of 2012 to $118.6 million. This decrease was primarily driven by lower volumes and unfavorable changes in sales mix of $9.8 million and unfavorable changes in currency exchange rates of $1.8 million, partially offset by price increases of $0.6 million. Volume decreases are mainly attributable to our North American and European markets due to continued soft market conditions, partially offset by volume increases attributable to our Brazilian and Indian operations.
Sales of compressors for air conditioning applications and all other applications represented 23% of our total sales and increased 27.4% compared to the first quarter of 2012 to $47.0 million. This increase is primarily due to higher volumes and favorable changes in sales mix of $12.7 million and price increases of $0.1 million, partially offset by unfavorable currency exchange rate changes of $2.7 million. Volume increases are primarily the result of increased demand at our Brazilian location, as well as increased demand in Europe and the Middle East, partially offset by reduced sales due to soft market conditions in North America, specifically in the trucking industry.
Sales of compressors used in household refrigeration and freezer (“R&F”) applications represented 20% of our total sales and decreased 20.9% compared to the first quarter of 2012 to $42.0 million. This decrease is primarily due to lower volumes and unfavorable changes in sales mix of $7.7 million and unfavorable changes in currency exchange rates of $3.6 million, partially offset by price increases of $0.2 million. Volume decreases are primarily the result of lower local demand at our Brazilian location.
Gross profit increased $6.5 million, from $15.6 million in the first quarter of 2012 to $22.1 million in the first quarter of 2013. Our gross profit margin increased from 7.1% to 10.6% in the first quarter of 2012 and 2013, respectively. The increase in gross profit in 2013 was primarily attributable to favorable changes in currency exchange effects of $4.5 million, favorable changes in commodity costs of $1.3 million, price increases of $0.9 million, favorable changes in volume and sales mix of $0.6 million and favorable changes in other expenses of $0.6 million. These increases were partially offset by unfavorable changes in other material and manufacturing costs of $1.4 million.
Selling and administrative (“S&A”) expenses increased by $2.5 million from $26.6 million in the first quarter of 2012 to $29.1 million in the first quarter of 2013. As a percentage of net sales, S&A expenses were 14.0% in the first quarter of 2013 compared to 12.1% in the first quarter of 2012. This change was primarily due to increases of $2.0 million in expense relating to our incentive compensation plan awards, $0.3 million for professional services and $0.2 in other miscellaneous expenses. We record expense related to our incentive compensation plan awards when we estimate that it is more likely than not that we will achieve the threshold levels of performance as outlined in the incentive compensation plan awards. As of March 31, 2013, we estimate that it is more likely than not that we will partially achieve some of our target level of performance. As a result, during the first quarter of 2013, we recorded $0.1 million of compensation expense for phantom share awards and $0.2 million compensation expense for the cash portion of the awards. In addition, we adjusted the value of our outstanding phantom shares, SARs and DSUs from prior year awards to market value, which resulted in an expense of $1.7 million.
Other income (expense), net, decreased $1.3 million from $6.3 million in the first quarter of 2012 to $5.0 million in the first quarter of 2013. This decrease is primarily due to $1.3 million unfavorable change in foreign currency exchange rates, a $1.1 million decline in income from Indian government incentives due to a one-time incentive which occurred in 2012 and a $0.4 million decrease in miscellaneous other income, partially offset by $1.5 million increase in net amortization of gains for our postretirement benefits primarily due to the curtailment of these benefits.
We recorded $3.4 million of expense in impairments, restructuring charges, and other items in the first quarter of 2013 compared to $1.2 million of expense in the same period of 2012. In the first quarter of 2013, this expense included $2.3 million related to severance, $0.6 million related to business process re-engineering and $0.5 million of costs related to relocation of our corporate office.
Interest expense was $2.3 million in the first quarter of 2013 compared to $2.6 million in the same period of 2012. Our average borrowings increased slightly, and our weighted average interest rate for these borrowings decreased to 8.3% for the three months ended March 31, 2013 from 9.3% for the three months ended March 31, 2012. This decrease was primarily due to lower weighted average interest rates in India due to changes in mix of the borrowings and the timing of these borrowings. Our weighted average interest rate of factored accounts receivable decreased to 7.0% for the three months ended March 31, 2013 from 9.3% for the three months ended March 31, 2012, primarily due to an increase in factoring under our European factoring facility, as well as, lower weighted average rates for our Brazilian facility. Our average amount of accounts receivables factored remained consistent with the first quarter 2012 levels, with an increase in factoring under our European factoring facility, offset by a decrease in factoring under our Brazilian facility.
Interest income was $0.3 million in the first quarter of 2013 compared to $0.8 million in the first quarter of 2012, primarily due to a decline in the interest rate on a judicial deposit in Brazil that is being held in an interest bearing court appointed cash account.
For the first quarter of 2013, we recorded a tax expense of $0.1 million from continuing operations. This tax expense is attributable to our foreign locations. The $1.3 million income tax benefit from continuing operations for the first quarter of 2012 is comprised of $0.2 million in foreign tax expense and a U.S. federal tax benefit of $1.5 million.
Net loss from continuing operations for the quarter ended March 31, 2013 was $7.5 million, or $0.40 per share, as compared to a net loss from continuing operations of $6.4 million, or $0.34 per share, in the same period of 2012. The change was primarily related to increases in selling and administrative expenses and impairment, restructuring charges, and other items, as well as other factors described above, partially offset by improved gross profit.
CASH AND LIQUIDITY
Cash and cash equivalents were $41.9 million at the end of the first quarter 2013, while cash balances were $55.3 million and $39.2 million at December 31, 2012 and March 31, 2012, respectively. In the first three months of 2013, cash used in operations was $10.2 million as compared to $9.7 million of cash used in operations in the first three months of 2012. Cash flow used in operations for the three months ended March 31, 2013 included our net loss of $8.4 million and a non-cash gain on employee retirement benefits of $3.5 million, partially offset by depreciation and amortization of $9.3 million and non-cash share-based compensation of $0.5 million.
With respect to working capital, increased inventory levels were primarily due to our planned increases in Brazil due to overselling capacity in certain products for delivery in the third quarter of 2013, which resulted in a use of cash of $24.5 million for the three months ended March 31, 2013. Our inventory days on hand remained constant at 71 days.
Accounts receivable changes resulted in a use of cash of $8.7 million during the first three months of 2013 primarily as a result of our increased sales in the first quarter of 2013 compared to the fourth quarter of 2012, partially offset by an improvement in days sales outstanding of 4 days to 51 days at March 31, 2013 compared to December 31, 2012.
Payables and accrued expenses generated $21.9 million of cash flows from operations for the three months ended March 31, 2013, mainly as a result of an increase in purchases of inventories and the timing of those purchases, as well as an increase in days outstanding by 5 days to 68 days at March 31, 2013 compared to December 31, 2012.

Recoverable non-income taxes provided cash of $4.7 million, which included $9.2 million of cash received from the Brazilian government and $1.8 million of cash received from the Indian government, partially offset by accruals of additional recoverable non-income taxes.
Cash used in investing activities was $1.4 million in the first three months of 2013 as compared to cash provided by investing activities of $0.6 million for the same period of 2012. The 2013 cash used in investing activities is primarily related to capital expenditures of $2.4 million, partially offset by the release of restricted cash of $1.0 million. The release of restricted cash consisted of $0.8 million of restricted cash that became available to fund our 401(k) matching contributions and a $0.3 million decrease in cash collateral on our letters of credit, partially offset by a $0.1million increase in cash pledged for our derivatives.
Cash used in financing activities was $2.2 million in the first three months of 2013 and 2012.
BUSINESS OUTLOOK
Sales decreased in the first three months of 2013 compared to the first three months of 2012 primarily due to unfavorable foreign currency exchange rate impacts and lower volumes and unfavorable changes in sales mix, partially offset by net price increases. We expect to see continued demand volatility in the first half of 2013 as a result of uncertainties and current events around the world. For 2013, we currently expect net sales to increase in the range of 3 percent to 8 percent from 2012 levels. The potential improvement is based on our internal projections about the market and related economic conditions, expected price increases to our customers, estimated foreign currency exchange rate effects, as well as our continued efforts in sales and marketing. We cannot currently project whether market conditions will improve on a sustained or significant basis. If the economic improvement in our key markets does not occur as expected, this could have an adverse impact on our current outlook.
The outlook for 2013 is subject to many of the same variables that have negatively impacted us in recent years, which have had significant impacts on our results of operations. The condition of, and uncertainties regarding, the global economy, commodity costs, key currency rates and weather are all important to future performance, as is our ability to match our hedging activity with actual levels of transactions. The extent to which adverse trends in recent years continue, will ultimately determine our 2013 results. We can give no guarantees regarding what impact future exchange rates, commodity prices and other economic changes will have on our 2013 results.
The prices of some of our key commodities, specifically copper and steel, have remained volatile. The weighted average market prices of copper decreased 4.7%, while costs of steel decreased 9.8% in the first quarter of 2013 compared to first quarter of 2012. We expect the full year change in average cost of our purchased materials in 2013, including the impact of our hedging activities, to have a favorable impact in 2013 when compared to 2012. We expect to continue our approach of mitigating the effect of short-term price swings through the appropriate use of hedging instruments, price increases, and modified pricing structures.
The Brazilian Real, the Euro and the Indian Rupee continue to be volatile against the U.S. Dollar. We have considerable forward purchase contracts to cover a portion of our exposure to additional fluctuations in value during 2013. In the aggregate, we expect the changes in foreign currency exchange rates, after giving consideration to our hedging contracts and including the impact of balance sheet transactions, to have favorable impact on our net income in 2013 when compared to 2012.
After giving recognition to the factors discussed above, we expect that the full year 2013 operating profit could improve compared to 2012, exclusive of the $45.0 million curtailment gain on our postretirement benefits recognized in 2012, if we are successful at offsetting volatility in commodity costs and foreign exchange rates, and implementing initiatives for re-engineering our product lines to reduce our costs, price increases, restructuring activities and other cost reductions. We also expect that our operating cash flow could be sufficient to maintain current cash balances and fund ongoing business requirements if we are successful at achieving the improved operating profit discussed above and the tax authorities do not significantly change their pattern of payments or past practices for the expected outstanding refundable Brazilian and Indian non-income taxes. Furthermore, we expect capital spending in 2013 to be approximately $20.0 million to $25.0 million.
Based on our assessment of ongoing economic activity, we realize that we may not generate cash flow from operating activities unless further restructuring activities are implemented or sales or economic conditions improve. Additional restructuring actions may be necessary in 2013 and might include changing our current footprint, consolidation of facilities, other reductions in manufacturing capacity, reductions in our workforce, sales of assets and other restructuring activities. These actions could result in significant restructuring or asset impairment charges, severance costs, losses on asset sales and use of cash. Accordingly, these restructuring activities could have a significant effect on our consolidated financial position, operating profit, cash flows and future operating results. Cash required by these restructuring activities might be provided by our cash balances and the cash proceeds from the sale of assets. If such restructuring activities are undertaken, there is a risk that the costs of the restructuring and cash required will exceed the benefits received from such activities. We have engaged a financial adviser and are exploring our strategic alternatives.

In May 2013, we announced to our French employees that we have begun a process of reducing our indirect staff through a social plan.  This announcement commences negotiations at each of our French locations.
As we look to the second quarter of 2013, we expect our sales and resulting operating profit to be slightly higher than the second quarter of 2012 and negative operating cash flow due to higher inventory levels.

NON-GAAP FINANCIAL MEASURES
While the Generally Accepted Accounting Principles in the United States of America (“GAAP”) results provide significant insight into our operations and financial position, Tecumseh management supplements its analysis of the business using Earnings Before Interest, Taxes, Depreciation and Amortization from Continuing Operations (“EBITDA”) and Earnings Before Interest, Taxes, Depreciation, Amortization, and Impairments, restructuring charges, and other items from Continuing Operations (“EBITDAR”); both of these are non-GAAP financial measures. Management believes that these non-GAAP financial measures, when taken together with the corresponding GAAP measure, provide incremental insight into the underlying factors and trends affecting our performance. However, EBITDA from Continuing Operations and EBITDAR from Continuing Operations, as defined below, should be viewed as supplemental data, rather than as a substitute or an alternative to the comparable GAAP measure. The table below presents a reconciliation of EBITDA from Continuing Operations and EBITDAR from Continuing Operations from our Net income (loss).
RECONCILIATION OF EBITDA FROM CONTINUING OPERATIONS AND EBITDAR FROM CONTINUING
OPERATIONS FROM NET (LOSS)
(in millions)

	First Three Months Ended March 31,
	2013		2012
Net loss	$(8.4)	22.6	$(7.1)
Loss from discontinued operations, net of tax	0.9		0.7
Tax expense (benefit)	0.1		(1.3)
Interest expense	2.3		2.6
Interest income	(0.3)		(0.8)
Operating loss	(5.4)		(5.9)
Depreciation and amortization	9.3		9.6
EBITDA FROM CONTINUING OPERATIONS	$3.9		$3.7
Impairments, restructuring charges, and other items	3.4		1.2
EBITDAR FROM CONTINUING OPERATIONS	$7.3		$4.9

Conference Call
Tecumseh will broadcast its financial results conference call live over the Internet on Tuesday, May 7, 2013, at 11:00 a.m. eastern time. Webcast information can be found in the Investor Relations section of www.tecumseh.com.
About Tecumseh Products Company
Tecumseh Products Company is a global manufacturer of hermetically sealed compressors for residential and specialty air conditioning, household refrigerators and freezers, and commercial refrigeration applications, including air conditioning and refrigeration compressors, as well as condensing units, heat pumps and complete refrigeration systems. Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company’s Website at www.tecumseh.com.
Cautionary Statements Relating to Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of us. Forward-looking statements can be identified by the use of terms such as “expects,” “should,” “may,” “believes,” “anticipates,” “will,” and other future tense and forward-looking terminology, or by the fact that they appear under the caption “Business Outlook.” Our forward-looking statements generally relate to our future performance, including our anticipated operating results and liquidity sources and requirements, our business strategies and goals, and the effect of laws, rules, regulations, new accounting pronouncements and outstanding litigation, on our business, operating results, and financial condition.
Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) current and future global or regional economic conditions, including housing starts, and the condition of credit markets, which may magnify other risk factors; ii) loss of, or substantial decline in sales to, any of our key customers; iii) our history of losses and our ability to maintain adequate liquidity in total and within each foreign operation; iv) our ability to restructure or reduce our costs and increase productivity and quality and develop successful new products in a timely manner; v) actions of competitors in highly competitive markets with intense competition; vi) the ultimate cost of defending and resolving legal and environmental matters, including any liabilities resulting from the regulatory antitrust investigations commenced by the United States Department of Justice Antitrust Division and the Secretariat of Economic Law of the Ministry of Justice of Brazil, both of which could preclude commercialization of products or adversely affect profitability and/or civil litigation related to such investigations; vii) availability and volatility in the cost of materials, particularly commodities, including steel and copper, whose cost can be subject to significant variation; viii) financial market changes, including fluctuations in foreign currency exchange rates and interest rates; ix) default on covenants of financing arrangements and the availability and terms of future financing arrangements; x) reduction or elimination of credit insurance; xi) significant supply interruptions or cost increases; xii) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; xiii) potential political and economic adversities that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries; xiv) local governmental, environmental, trade and energy regulations; xv) increased or unexpected warranty claims; xvi) the extent of any business disruption caused by work stoppages initiated by organized labor unions; xvii) the extent of any business disruption that may result from the restructuring and realignment of our manufacturing operations and personnel or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; xviii) the success of our ongoing effort to bring costs in line with projected production levels and product mix; xix) weather conditions affecting demand for replacement products; xx) the effect of terrorist activity and armed conflict. These forward-looking statements are made only as of the date of this release, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Janice Stipp
Tecumseh Products Company
734-585-9507
Investor.relations@tecumseh.com